FOR IMMEDIATE RELEASE

NU SKIN ENTERPRISES REPORTS SECOND-QUARTER 2017 RESULTS
Increases 2017 FY EPS Guidance
PROVO, Utah — Aug. 2, 2017 — Nu Skin Enterprises, Inc. (NYSE: NUS) today announced second-quarter 2017 financial results. The Company reported second-quarter revenue of $550.1 million, which was at the high end of its outlook of $530 to $550 million, and earnings per share of $0.77, which exceeded its outlook of $0.65 to $0.70.

Executive Summary
Revenue:	$550.1 million, compared to $600.5 million in Q2 2016 which included $106 million in limited-time-offer (LTO) sales. Q2 2017 was negatively impacted 2% by foreign currency fluctuations.
Earnings Per Share (EPS):	$0.77 benefitted $0.04 by a lower-than-expected tax rate, compared to $0.79 in Q2 2016.
Sales Leaders:	58,900 – 11% year-over-year decrease impacted by prior-year LTOs.
Customers:	1,060,000 – 5% year-over-year improvement.

"We are pleased to deliver strong quarterly results as we implement our growth strategy," said Ritch Wood, chief executive officer. "We believe our second-quarter results provide momentum we can build on as we prepare to introduce several new products and significant business initiatives in the fourth quarter. We remain focused on customer acquisition and are encouraged by our year-over-year customer growth. Looking forward, we believe our product and business initiatives, coupled with our continued efforts to increase our customer base, will help support business and sales leader growth in the second half of the year."

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Nu Skin Enterprises, Inc.
Aug. 2, 2017

Q2 2017 Year-Over-Year Operating Results
Revenue:	$550.1 million compared to $600.5 million.
Gross Margin:	77.9% compared to 78.7%.
Selling Expenses:	41.5% of revenue compared to 41.4%.
G&A Expenses:	24.6% of revenue compared to 24.0%.
Operating Margin:	11.8% compared to 13.3%.
Other Income / (Expense):	($2.7) million compared to ($11.1) million, which included a foreign currency loss from the translation of Yen-denominated debt in 2016.
Income Tax Rate:	32.2% compared to 35.0% – benefitted from exercise of stock options.
EPS:	$0.77 compared to $0.79.

Stockholder Value

Dividend Payments:	$19.1 million.
Stock Repurchases:	$15.3 million; $177.6 million remaining in authorization.

2017 Outlook

Q3 Revenue:	$540 to $560 million; 2% negative foreign currency impact.
Q3 EPS:	$0.71 to $0.76.
2017 Revenue:	$2.26 to $2.30 billion; 2 to 3% negative foreign currency impact.
2017 EPS	$3.20 to $3.30, an increase from the prior outlook of $3.10 to $3.25.

"As we move into the second half of the year, we remain focused on executing our three key growth drivers – platforms, products and programs," said Wood. "In the platforms area, we continue to drive social selling throughout our markets to expand our customer acquisition efforts. To support this strategy, we will introduce several new products at our 'Nu Skin LIVE!' global distributor event in October, including our ageLOC LumiSpa device. Additionally, we will begin to introduce new and enhanced programs designed to more effectively reward our sales leaders to drive growth. The progress we are making with these initiatives gives us confidence in our future," Wood concluded.

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Nu Skin Enterprises, Inc.
Aug. 2, 2017

"Given our strong second-quarter financial results, we are raising our full year 2017 earnings per share outlook to $3.20 to $3.30 and reiterating our annual revenue guidance of $2.26 to $2.30 billion," said Mark Lawrence, chief financial officer. "For the third quarter we project revenue of $540 to $560 million and earnings per share of $0.71 to $0.76. Our new products and programs are planned for the fourth quarter with the primary focus around ageLOC LumiSpa, which we anticipate will generate approximately $100 million in sales," concluded Lawrence.
Conference Call
The Nu Skin management team will host a conference call with the investment community on Aug. 2 at 5 p.m. (ET). Those wishing to access the webcast, as well as the financial information presented during the call, can visit the Investor Relations page on the company's website at ir.nuskin.com. A replay of the webcast will be available at the same URL through Aug. 18, 2017.
About Nu Skin Enterprises, Inc.

Founded more than 30 years ago, Nu Skin Enterprises, Inc. develops and distributes innovative consumer products, offering a comprehensive line of premium-quality beauty and wellness solutions. The company builds upon its scientific expertise in both skin care and nutrition to continually develop innovative product brands that include the Nu Skin® personal care brand, the Pharmanex® nutrition brand, and most recently, the ageLOC® anti-aging brand. The ageLOC brand has generated a loyal following for such products as the ageLOC Youth nutritional supplement, the ageLOC Me® customized skin care system, as well as the ageLOC TR90® weight management and body shaping system. Nu Skin sells its products through a global network of sales leaders in Asia, the Americas, Europe, Africa and the Pacific. As a long-standing member of direct selling associations globally, Nu Skin is committed to the industry's consumer guidelines that protect and support those who sell and purchase its products through the direct selling channel. Nu Skin is also traded on the New York Stock Exchange under the symbol "NUS." More information is available at nuskin.com.

Important Information Regarding Forward-Looking Statements: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that represent the company's current expectations and beliefs. All statements other than statements of historical fact are "forward-looking statements" for purposes of federal and state securities laws and include, but are not limited to, statements of management's expectations regarding the company's performance, sales force and customer base, growth, initiatives and areas of focus, and new product introductions; projections regarding revenue, earnings per share, foreign currency fluctuations, and other financial items; statements of belief; and statements of assumptions underlying any of the foregoing. In some cases, you can identify these statements by forward-looking words such as "believe," "expect," "project," "anticipate," "estimate," "intend," "plan," "targets," "likely," "will," "would," "could," "may," "might," the negative of these words and other similar words.

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Nu Skin Enterprises, Inc.
Aug. 2, 2017

The forward-looking statements and related assumptions involve risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements or views expressed herein. These risks and uncertainties include, but are not limited to, the following:
•	any failure of current or planned initiatives or products to generate interest among our sales force and customers and generate sponsoring and selling activities on a sustained basis;
•	risk of foreign currency fluctuations and the currency translation impact on the company's business associated with these fluctuations;
•
risk that direct selling laws and regulations in any of our markets, including the United States and Mainland China, may be modified, interpreted or enforced in a manner that results in negative changes to our business model or negatively impacts our revenue, sales force or business, including through the interruption of sales activities, loss of licenses, imposition of fines, or any other adverse actions or events;

•
risks related to accurately predicting, delivering or maintaining sufficient quantities of products to support our planned initiatives or launch strategies, and increased risk of inventory write-offs if we over-forecast demand for a product or change our planned initiatives or launch strategies;

•
regulatory risks associated with the company's products, which could require the company to modify its claims or inhibit the company's ability to import or continue selling a product in a market if it is determined to be a medical device or if it is unable to register the product in a timely manner under applicable regulatory requirements;

•	adverse publicity related to the company's business, products, industry or any legal actions or complaints by the company's sales force or others;
•	unpredictable economic conditions and events globally;
•
any prospective or retrospective increases in duties on the company's products imported into the company's markets outside of the United States and any adverse results of tax audits or favorable changes to tax laws in the company's various markets; and

•	continued competitive pressures in the company's markets.

The company's financial performance and the forward-looking statements contained herein are further qualified by a detailed discussion of associated risks set forth in the documents filed by the company with the Securities and Exchange Commission. The forward-looking statements set forth the company's beliefs as of the date that such information was first provided and the company assumes no duty to update the forward-looking statements contained in this release to reflect any change except as required by law.

Non-GAAP Financial Measures: Constant-currency revenue growth is a non-GAAP financial measure that removes the impact of fluctuations in foreign-currency exchange rates, thereby facilitating period-to-period comparisons of the company's performance.  It is calculated by translating the current period's revenue at the same average exchange rates in effect during the applicable prior-year period and then comparing this amount to the prior-year period's revenue.
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Nu Skin Enterprises, Inc.
Aug. 2, 2017

The Company's revenue results by segment for the three-month periods ended June 30 are presented in the following table (in thousands).
	2017	2016	% Change	Constant Currency % Change

Mainland China	$172,098	$184,344	(6.6%)	(1.9%)
South Korea	86,917	93,036	(6.6%)	(9.2%)
Americas	77,096	67,884	13.6%	15.0%
South Asia/Pacific	67,935	92,297	(26.4%)	(24.7%)
Japan	64,796	72,849	(11.1%)	(8.4%)
Hong Kong/Taiwan	43,071	52,372	(17.8%)	(20.7%)
EMEA	38,188	37,693	1.3%	2.6%

Total	$550,101	$600,475	(8.4%)	(6.8%)

The Company's revenue results by segment for the six-month periods ended June 30 are presented in the following table (in thousands).

	2017	2016	% Change	Constant Currency % Change

Mainland China	$322,102	$302,999	6.3%)	11.8%
South Korea	169,388	179,154	(5.5%)	(8.7%)
Americas	142,754	133,632	6.8%	7.5%
South Asia/Pacific	137,733	155,875	(11.6%)	(10.2%)
Japan	125,952	137,940	(8.7%)	(7.9%)
Hong Kong/Taiwan	79,019	92,428	(14.5%)	(17.5%)
EMEA	72,252	70,278	2.8%	4.4%

Total	$1,049,200	$1,072,306	(2.2%)	(0.9%)

The company's Customers and Sales Leaders statistics by segment for the three-month periods ended June 30 are presented in the following table.

	2017		2016		% Increase (Decrease)
	Customers	Sales Leaders	Customers	Sales Leaders	Customers	Sales Leaders

Mainland China	207,000	22,600	179,000	26,300	15.6%	(14.1%)
South Korea	188,000	7,700	216,000	8,900	(13.0%)	(13.5%)
Americas	209,000	7,000	165,000	6,500	26.7%	7.7%
South Asia/Pacific	125,000	7,100	113,000	7,700	10.6%	(7.8%)
Japan	134,000	6,400	140,000	7,200	(4.3%)	(11.1%)
Hong Kong/Taiwan	68,000	3,900	78,000	5,300	(12.8%)	(26.4%)
EMEA	129,000	4,200	121,000	4,200	6.6%	—

Total	1,060,000	58,900	1,012,000	66,100	4.7%	(10.9%)

"Customers" are persons who purchased products directly from the company during the previous three months.

"Sales Leaders" are independent distributors, and sales employees and independent marketers in China, who achieve certain qualification requirements.

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Nu Skin Enterprises, Inc.
Aug. 2, 2017

NU SKIN ENTERPRISES, INC.
Consolidated Statements of Income (Unaudited)
For the Second Quarters Ended June 30, 2017 and 2016
(in thousands, except per share amounts)

	2017	2016

Revenue	$550,101	$600,475

Cost of sales	121,521	128,205

Gross profit	428,580	472,270

Operating expenses:
Selling expenses	228,353	248,363
General and administrative expenses	135,488	144,109
Total operating expenses	363,841	392,472

Operating income	64,739	79,798

Other income (expense), net	(2,731)	(11,060)
Income before provision for income taxes	62,008	68,738
Provision for income taxes	19,967	24,025

Net income	$42,041	$44,713

Net income per share:
Basic	$0.79	$0.80
Diluted	$0.77	$0.79

Weighted average common shares outstanding:
Basic	52,929	55,952
Diluted	54,839	56,356

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Nu Skin Enterprises, Inc.
Aug. 2, 2017

NU SKIN ENTERPRISES, INC.
Consolidated Statements of Income (Unaudited)
For the Six-Month Periods Ended June 30, 2017 and 2016
(in thousands, except per share amounts)

	2017	2016

Revenue	$1,049,200	$1,072,306

Cost of sales	232,787	266,074

Gross profit	816,413	806,232

Operating expenses:
Selling expenses	437,361	443,922
General and administrative expenses	268,051	274,363
Total operating expenses	705,412	718,285

Operating income	111,001	87,947

Other income (expense), net	(7,298)	(13,923)
Income before provision for income taxes	103,703	74,024
Provision for income taxes	34,173	25,995

Net income	$69,530	$48,029

Net income per share:
Basic	$1.32	$0.86
Diluted	$1.28	$0.85

Weighted average common shares outstanding:
Basic	52,804	55,953
Diluted	54,466	56,388

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Nu Skin Enterprises, Inc.
Aug. 2, 2017

NU SKIN ENTERPRISES, INC.
Consolidated Balance Sheets (Unaudited)
(in thousands)

	June 30, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$345,102	$357,246
Current investments	7,982	10,880
Accounts receivable	35,010	31,199
Inventories, net	246,658	249,936
Prepaid expenses and other	85,547	65,076
	720,299	714,337

Property and equipment, net	450,707	444,732
Goodwill	114,954	114,954
Other intangible assets, net	59,802	63,553
Other assets	161,383	136,469
Total assets	$1,507,145	$1,474,045

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$37,846	$41,261
Accrued expenses	262,123	275,023
Current portion of long-term debt	100,533	82,727
	400,502	399,011

Long-term debt	324,059	334,165
Other liabilities	83,014	76,799
Total liabilities	807,575	809,975

Stockholders' equity:
Class A common stock	91	91
Additional paid-in capital	448,928	439,635
Treasury stock, at cost	(1,261,983)	(1,250,123)
Accumulated other comprehensive loss	(74,743)	(84,122)
Retained earnings	1,587,277	1,558,589
	699,570	664,070
Total liabilities and stockholders' equity	$1,507,145	$1,474,045

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CONTACTS:
Media: media@nuskin.com, (801) 345-6397
Investors: investorrelations@nuskin.com,  (801) 345-3577

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